UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2019

INSIGHT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25092	86-0766246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:

(480) 333-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	NSIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01.Entry into a Material Definitive Agreement.

Convertible Note Offering

On August 15, 2019, Insight Enterprises, Inc. (the “Company” or “Insight”) closed its offering of $300 million aggregate principal amount of its 0.750% convertible senior notes due 2025 (the “Notes”). The Notes were sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company does not intend to file a shelf registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes.

The net proceeds from the sale of the Notes were approximately $292.0 million, after deducting the initial purchasers’ discount of $7.5 million and estimated expenses payable by Insight. Insight used approximately $27.3 million of the net proceeds from the offering to pay the cost of the convertible note hedge transactions described below (after such cost to Insight was partially offset by the proceeds of the warrant transactions described below). Insight also used approximately $27.9 million of the net proceeds to purchase 541,117 shares of Insight’s common stock concurrently with the offering in privately negotiated transactions and intends to use the remainder for general corporate purposes. If the initial purchasers exercise their option to purchase additional Notes, Insight may also sell additional warrants and use a portion of the net proceeds from the sale of the additional Notes to enter into additional convertible note hedge transactions.

Indenture

The Notes were issued pursuant to an indenture, dated as of August 15, 2019 (the “Indenture”), among the Company, the Guarantor (as defined below) and U.S. Bank National Association (the “Trustee”). The Indenture and the Notes provide, among other things, that the Notes are general unsecured obligations of Insight and are guaranteed on a senior unsecured basis by Insight Direct USA, Inc., a wholly owned subsidiary of Insight (the “Guarantor”). The Notes will bear interest at a rate of 0.750% per year, and are payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2020. The Notes will mature on February 15, 2025, unless earlier converted, redeemed or repurchased.

Prior to the close of business on the business day immediately preceding June 15, 2024, the Notes will be convertible at the option of the holders only upon the occurrence of certain events and during certain periods. Thereafter, the Notes will be convertible at the option of the holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes have an initial conversion rate of 14.6376 shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $68.32 per share of Insight common stock), subject to adjustment if certain events occur. The initial conversion price represents a conversion premium of approximately 32.50% over $51.56 per share, the last reported sale price of Insight’s common stock on August 12, 2019 (the pricing date of the offering) on The Nasdaq Global Select Market. Upon conversion, Insight will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. Insight will not be able to redeem the notes prior to August 20, 2022. On or after August 20, 2022, Insight will be able to redeem for cash all or any portion of the notes, at its option, if the last reported sale price of Insight’s common stock is equal to or greater than 130% of the conversion price for a specified period of time, at a redemption price equal to 100% of the principal aggregate amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Holders of the notes can require Insight to repurchase their notes following certain corporate transactions at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. Following certain corporate transactions or if Insight issues a notice of redemption, Insight will, in certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such corporate transaction or during the relevant redemption period.

If the Company undergoes a “fundamental change” as defined in the Indenture, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their Notes. The fundamental change repurchase price will be 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

If certain corporate events that constitute a “make-whole fundamental change” as set forth in the Indenture occur prior to the maturity date or if the Company calls all or any portion of the Notes for redemption, the conversion rate may, in certain circumstances, be increased for a holder who elects to convert its Notes in connection with such event. The conversion rate is subject to customary anti-dilution provisions.

The Indenture contains customary events of default. In the case of an event of default arising from certain events of bankruptcy, insolvency or other similar law, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, then the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable immediately.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Related Call Spread Transactions

On August 12, 2019, the Company entered into convertible note hedge and warrant transactions (the “Call Spread Transactions”) in connection with the offering of the Notes, with each of JP Morgan Chase Bank, National Association, Wells Fargo Bank, National Association, Bank of America, N.A. and BNP Paribas.

The convertible note hedge transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Insight’s common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, Insight entered into warrant transactions with the option counterparties whereby Insight sold to the option counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of Insight’s common stock. The strike price of the warrant transactions is $103.12 per share, which represents a 100% premium over $51.56 per share, the last reported sale price of Insight’s common stock on August 12, 2019 on The Nasdaq Global Select Market.

If the initial purchasers of the Notes exercise their option to purchase additional Notes, the Company may also sell additional warrants and use a portion of the net proceeds from the sale of the additional Notes to enter into additional convertible note hedge transactions.

The description of the Call Spread Transactions is qualified in its entirety by reference to the full text of the confirmations of the Call Spread Transactions, the forms of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01Other Events.

Purchase Agreement

On August 12, 2019, the Company and the Guarantor entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and BofA Securities, Inc., as representatives of the several initial purchasers of the Notes, in connection with the offering of the Notes. Insight and the Guarantor have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities.

Item 9.01.Financial Statements and Exhibits.

Exhibit Number	Description

4.1

Indenture (including Form of Note) with respect to Insight Enterprises, Inc.’s 0.750% Convertible Senior Notes due 2025, dated August 15, 2019, by and among Insight Enterprises, Inc., Insight Direct USA, Inc. and U.S. Bank National Association, as trustee.

10.1	Form of Bond Hedge Confirmation.
10.2	Form of Warrant Confirmation.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

Date: August 15, 2019	By:	/s/ Glynis A. Bryan
Glynis A. Bryan
Chief Financial Officer